Exhibit 10.8

PRIVILEGED AND CONFIDENTIAL

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of [ • ], 2021, by and between THE VITA COCO COMPANY, INC., a Delaware corporation (together with its predecessors and successors, the “Corporation”) and MICHAEL KIRBAN (the “Employee”). This Agreement shall be effective as of the date of closing of the initial public offering of the Corporation (the “IPO”), or such other date mutually agreed in writing between the parties (such date, the “Effective Date”) and shall amend and restate in its entirety that certain Employment Agreement, dated as of July 14, 2014, by and between the Corporation and the Employee, as amended by that certain First Amendment to Employment Agreement, dated as of March 1, 2019, and that certain Second Amendment to Employment Agreement, dated as of February 3, 2020 (collectively, the “Original Agreement”).

WITNESSETH:

WHEREAS, the Corporation desires to continue to employ the Employee in the capacity hereinafter stated, and the Employee desires to continue to be employed by the Corporation in such capacity for the period and on the terms and conditions set forth herein;

WHEREAS, the Corporation and the Employee are currently parties to the Original Agreement; and

WHEREAS, the Corporation and the Employee desire to amend and restate the Original Agreement in its entirety on the terms and conditions set forth herein, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Employee as follows:

1. Employment Period. The Corporation hereby agrees to continue to employ the Employee as its Co-Chief Executive Officer, and the Employee, in such capacity, agrees to continue to provide services to the Corporation for the period beginning on the Effective Date and ending on April 30, 2024 (the “Term” or the “Employment Period”); provided that, at such date as determined by the Board (as hereinafter defined) (the “Transition Date”), the Employee shall move from the position of Co-Chief Executive Officer to Executive Chairman and, in such capacity, the Employee agrees to provide services to the Corporation for the remainder of the Employment Period. From the Effective Date through the Transition Date, the Employee shall have the title of “Co-Chief Executive Officer and Co-Founder” of the Corporation and, after the Transition Date, the Employee shall have the title of “Executive Chairman and Co-Founder”. At all times thereafter (and notwithstanding the termination of the Employee’s employment for any reason), the Employee shall retain, in perpetuity, the title of “Co-Founder” of the Corporation.

2. Performance of Duties.

(a) From the Effective Date through the Transition Date, the Employee (i) shall serve as the Co-Chief Executive Officer of the Corporation and (ii) no other officer of the Corporation shall be more senior to the Employee. In his capacity as Co-Chief Executive Officer, the Employee shall be responsible for day-to-day operations of the Corporation, and shall report to the Corporation’s Board of Directors (the “Board”). After the Transition Date, the Employee shall serve as the Executive Chairman. In his capacity as Executive Chairman, the Employee shall have such powers and responsibilities as customarily assigned to an executive chairman of a corporation. Upon the Employee’s transition from the Co-Chief Executive Officer of the Corporation to the Executive Chairman of the Corporation, (A) the Employee shall continue to report to the Board and (B) the level of commitment the Employee shall devote to the Corporation (as set forth in this Section 2) shall not change from the level of commitment the Employee was required to devote to the Corporation in his capacity as Co-Chief Executive Officer.

(b) Subject to the Employee’s right to engage in Other Services (as hereinafter defined), the Employee shall devote his reasonable business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability and use his reasonable best efforts to promote the interests of the Corporation. The parties acknowledge and agree that the Employee’s performance of his responsibilities to the Corporation and its subsidiaries will require the Employee to travel frequently and work from locations including but not limited to the primary office of the Corporation located in Manhattan, New York. Notwithstanding the foregoing or anything contained here to the contrary, from time to time during the Employment Period the Employee may provide services to the following organizations, companies and/or businesses and the same shall not be deemed (1) a breach of the provisions of this Agreement and/or (2) a conflict of interest with the Corporation or its affiliates (the “Other Services”): (i) Software Answers, Inc., (ii) Xico Investments, LLC, and (iii) Kirban Investments, LLC. In addition, the Employee may provide additional services to other charities, organizations, companies and/or businesses (including without limitation, serving as a member of the board of directors thereof); provided that providing such services by the Employee will not significantly interfere with or detract from the performance of the Employee’s responsibilities to the Corporation in accordance with this Agreement.

3. Compensation. Subject to the terms and conditions of this Agreement, during the Employment Period, the Employee shall be compensated by the Corporation for his services as follows:

(a) The Employee shall receive a rate of salary that is not less than $472,000 per year (the “Salary”), payable in substantially equal monthly or more frequent installments and subject to normal and customary tax withholding and other deductions, all on a basis consistent with the Corporation’s normal payroll procedures and policies. During the thirty (30) day period prior to the expiration of each successive twelve (12) month period during the Term, the Employee’s salary rate shall be reviewed by the Compensation Committee or, if no Compensation Committee is then in place, the Board, to determine whether an increase in his rate of compensation is appropriate, which determination shall be within the sole discretion of the Compensation Committee or the Board, whichever is applicable.

(b) The Employee shall be eligible to receive, for each calendar year during the Employment Period, a bonus (the “Bonus”) of up to a maximum of 80% of the Employee’s then applicable Salary and a stretch bonus (the “Stretch Bonus”) of up to an additional 80% of the Employee’s then applicable Salary, both of which will be based upon the Corporation achieving certain performance goals for each calendar year, which shall be determined by the Board (in consultation with Employee), within the first sixty (60) days following the commencement of such calendar year. The Bonus and Stretch Bonus, if any, shall accrue (and be computed) upon the completion of the applicable calendar year and shall be paid on or about February 15th of the calendar year following the end of the calendar year to which the Bonus and Stretch Bonus relates. Except as provided in Section 5, the Employee must remain continuously employed with the Corporation through December 31 of the applicable performance year in order to be eligible to receive his bonus payment entitlement (“earned bonus”).

(c) Notwithstanding the foregoing or anything contained herein to the contrary, the Employee shall have the option, in his sole discretion and at any time during the Employment Period, to elect to waive payment of, and require the Corporation to not pay, all or any portion of the Salary and any applicable Bonus or Stretch Bonus.

(d) The Employee shall be reimbursed by the Corporation for all reasonable business, promotional, travel and entertainment expenses incurred or paid by the Employee during the employment period in the performance of his services under this Agreement that are consistent with the Corporation’s policies in effect from time to time, provided that the Employee furnishes to the Corporation appropriate documentation in a timely fashion required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Corporation may from time to time reasonably request.

(e) The Employee shall be entitled to all scheduled holidays of the Corporation, and an unlimited number of paid vacation days per year in accordance with the policies of the Corporation then in effect, as may be amended from time to time.

(f) The Employee shall be eligible to participate in the benefits made generally available by the Corporation to the employee management team, in accordance with the benefit plans established by the Corporation, and as may be amended from time to time in the Corporation’s sole discretion.

(g) The Employee shall be eligible to receive additional compensation in connection to the IPO to the extent as set forth on Schedule I hereto.

4. Termination. The Employee’s employment hereunder may be terminated prior to the expiration of the Employment Period under the following circumstances:

(a) Death. The Employee’s employment hereunder shall terminate upon his death.

(b) Total Disability. The Corporation may terminate Employee’s employment upon the Employee becoming “Totally Disabled.” For purposes of this Agreement, “Totally Disabled” means any physical or mental ailment or incapacity as determined by a licensed physician in good standing selected by the Corporation, which has prevented, or is reasonably expected (as determined by a licensed physician in good standing selected by the Corporation) to prevent, the Employee from performing the duties incident to the Employee’s employment hereunder which has continued for a period of either (A) one hundred twenty (120) consecutive days or (B) two hundred ten (210) total days in any twelve (12) month period; provided that the Employee receives at least forty five (45) days written notice prior to such termination.

(c) Termination by the Corporation for Cause. The Corporation may terminate Employee’s employment hereunder (A) upon written notice in the event of any conviction of the Employee with respect to any crime constituting a felony or other crime involving moral turpitude, whether or not in the course of the Employee’s duties, or (B) for “Cause”; provided that (x) Corporation provides written notice to Employee specifying in reasonable detail the circumstances claimed to provide the basis for such termination within twenty (20) days following the occurrence, without Corporation’s consent, of an event constituting “Cause”, (y) the Employee fails to correct the circumstances set forth in the Corporation’s notice of termination within forty five (45) days of receipt of such notice, and (z) Corporation actually terminates employment within sixty (60) days following such occurrence. For purposes of this Agreement, the terms “Cause” means any of the following:

(i) The Employee’s knowing and willful failure to comply with any laws, rules or regulations of any federal, state or local authority having jurisdiction over the Corporation and its business operations;

(ii) The Employee’s knowing and willful failure to comply with the lawful specific directions of the Board related to the Employee’s duties hereunder;

(iii) The Employee’s knowingly and willfully committing any act which constitutes a conflict of interest with the Corporation, or a breach of fiduciary duty owed by the Employee to the Corporation; provided, however, the Corporation acknowledges and agrees that in no event shall the Other Services be deemed (x) a breach of his fiduciary duties to the Corporation or its shareholders, (y) a conflict of interest, or (z) a breach of this Agreement;

(iv) The Employee’s willful or intentional breach of any material provision of this Agreement; or

(v) Any conviction of the Employee with respect to any crime constituting a felony or other crime involving moral turpitude (in each case, excluding a traffic or parking violation, jaywalking, driving while intoxicated or similar offense), which was committed in the course of the Employee’s duties.

(d) Termination by the Corporation without Cause. The Corporation may terminate the Employee’s employment hereunder without Cause at any time after July 1, 2022 by providing sixty (60) days written notice to the Employee; provided that such notice may be provided prior to July 1, 2022. The Corporation may not terminate the Employee’s employment without Cause prior to July 1, 2022. For purposes hereof, the determination to remove the Employee without Cause shall be made by the Board as follows: (i) from July 1, 2022 through June 30, 2023, any termination without Cause shall be determined by a supermajority vote of the Board (i.e., the vote of all directors other than the vote of the directors appointed by the Employee) and (ii) from July 1, 2023 through the remainder of the Employment Period, any termination without Cause shall be determined by a simple majority vote of the Board. For the avoidance of doubt, nothing herein shall limit the Corporation’s right to terminate the Employee’s employment for Cause, at any time, in accordance with this Agreement.

(e) Termination by the Employee for Good Reason. The Employee may terminate his employment with the Corporation for Good Reason. For purposes of this Agreement, “Good Reason” shall mean a termination by the Employee of his employment with the Corporation for the events set forth in subsections (i) or (ii) below; provided that (x) the Employee provides written notice to the Corporation specifying in reasonable detail the circumstances claimed to provide the basis for such termination within thirty (30) days following the occurrence, without the Employee’s consent, of such events, (y) the Corporation fails to correct the circumstances set forth in the Employee’s notice of termination within thirty (30) days of receipt of such notice, and (z) the Employee actually terminates employment within sixty (60) days following such occurrence:

(i) any requirement that the Employee relocate to an office that is more than fifty (50) miles from the Corporation’s current headquarters located in Manhattan, New York; or

(ii) any breach by the Corporation of the Corporation’s material obligations under this Agreement.

(f) Voluntary Termination by the Employee other than for Good Reason. The Employee may terminate his employment hereunder at any time by providing written notice to the Corporation at least ninety (90) days prior to his voluntary termination of employment.

(g) Notice of Termination. Any termination by the Corporation or by the Employee under this Agreement (other than a termination due to the expiration of the Term) shall be communicated by written notice to the other party.

5. Obligations and Compensation Following Termination of Employment. In the event that the Employee’s employment hereunder is terminated, the Employee shall have the following obligations and be entitled to the following compensation and benefits upon such termination:

(a) Termination by the Employee for Good Reason or By Corporation Without Cause.

(i) In the event that the Employee terminates his employment for Good Reason in accordance with Section 4(e) above then the Corporation shall pay the following amounts to the Employee and nothing else, subject to Section 5(g) and the Employee’s compliance with the provisions contained in Sections 5(d), 5(e) and 6 below:

(x) any accrued but unpaid Salary for services rendered to the date of termination; and

(y) an amount equal to one (1) year of Salary at the time of such termination, payable over a one (1) year period beginning thirty (30) days after the date of such termination in accordance with Section 3(a) above.

(ii) In the event that the Corporation terminates the Employee’s employment in accordance with Section 4(d) above then the Corporation shall pay any accrued but unpaid Salary for services rendered to the date of termination and nothing else (for the sake of clarity, no severance shall be payable to the Employee in connection with such termination).

(iii) For purposes of clarity, nothing contained herein shall permit the Corporation to terminate Employee’s employment without Cause prior to July 1, 2022, nor shall anything limit the Employee’s recourse if the Employee is terminated in contravention of this Agreement at any time during the Employment Period.

(b) Termination due to Death or by the Corporation for Disability. In the event that the Employee’s employment is terminated due to the Employee’s death or by the Corporation as a result of the Employee being deemed to be Totally Disabled, the Corporation shall pay to the Employee the following amounts and nothing else: (i) any accrued but unpaid Salary for services rendered to the date of termination; and (ii) an amount equal to the Salary at the time of such termination, payable over a one (1) year period beginning thirty (30) days after the date of such termination in accordance with Section 3(a) above.

(c) Termination by the Corporation for Cause or Voluntary Termination by Employee other than for Good Reason. In the event that Employee’s employment is terminated by the Corporation for Cause pursuant to Section 4(c) above or due to the Employee’s voluntary resignation other than for Good Reason pursuant to Section 4(e) above, the Corporation shall pay to the Employee any accrued but unpaid Salary for services rendered to the date of termination and nothing else.

(d) Employee’s Obligation to Execute a General Release. In the event that Employee’s employment is terminated by the Employee for Good Reason in accordance with Section 4(e) above, or due to death or disability of the Employee in accordance with Sections 4(a) and (b), the Corporation’s obligation to pay the Employee the amount set forth above in Section 5(a)(i)(y) or Section 5(b) shall be conditioned upon the Employee (or his estate or beneficiary, as applicable) executing, and the effectiveness within thirty (30) days after such termination of employment of, a valid waiver and release of all claims that the Employee may have against the Corporation under this Agreement in a form reasonably satisfactory to the Corporation (which waiver and release of all claims shall not waive or release claims for amounts payable pursuant to this Agreement or claims Employee may have as a shareholder of the Corporation).

(e) Return of Corporation Property. In the event that Employee’s employment is terminated for any reason, the Employee (or his estate or legal representative, as the case may be) shall be obligated to immediately return all property of the Corporation or any of its affiliates in his (or their) possession as of the date of termination, including, but not limited to, (i) cell phones, personal computers or other electronic devices provided by the Corporation, including all files resident on such devices; (ii) all memoranda, notes, records, files or other documentation, whether made or compiled by the Employee alone or in conjunction with others (regardless of whether such persons are employed by the Corporation); (iii) all proprietary or other information of the Corporation and its affiliates (originals and all copies) which is in the Employee’s control or possession (or that of his estate or legal representative, as the case may be); and (iv) any and all other property of the Corporation and its affiliates which is in the Employee’s control or possession (or that of his estate or legal representative, as the case may be), whether directly or indirectly.

(f) Transition Services. In the event that either (i) the Employee terminates his employment without Good Reason in accordance with Section 4(e) above, or (ii) the Employment Period expires in accordance with its terms, the Employee agrees that after the date of such termination or expiration, as applicable, he shall, for a period not to exceed ninety (90) days from the effective date of his termination, take all actions as reasonably requested by the Corporation in order to transition all of his former job duties and responsibilities to his successor, and, in addition to paying the Employee all other sums due pursuant to this Agreement, the Corporation shall compensate Employee for such services at the pro rata hourly rate of Employee’s Salary as of the date of the date of Employee’s termination.

(g) Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 5 hereof, shall be paid to the Employee during the six (6)-month period following the Employee’s “separation from service” from the Corporation (within the meaning of Section 409A, a “Separation from Service”) if the Corporation determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Internal Revenue Code and the regulations thereunder (together, the “Code”). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh (7th) month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Employee’s death), the Corporation shall pay the Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Employee during such period.

5A. Transition to Part-Time Position.

(a) The Employee may, at any time in his discretion, elect to move from a full-time employee to a part-time employee of the Corporation, without being deemed in breach of this Agreement.

(b) From and after July 1, 2022 and through June 30, 2023, the Board by a supermajority vote (i.e., the vote of all directors other than the directors appointed by the Employee) may elect to move the Employee from a full-time employee to a part-time employee of the Corporation, without being deemed in breach of this Agreement (and the Employee shall not make a claim that such change constitutes Good Reason or an effective termination of the Employee’s position without Cause).

(c) From July 1, 2023 through the remainder of the Employment Period, the Board by a simple majority vote may elect to move the employee from a full-time employee to a part-time employee of the Corporation, without being in breach of this Agreement (and the Employee shall not make a claim that such change constitutes Good Reason or an effective termination of the Employee’s position without Cause).

(d) In the event that the Employee or the Board makes any election contemplated by Section 5A(a), Section 5A(b) or Section 5A(c) above, the Board shall proportionally adjust the Salary, the Bonus and the Stretch Bonus payable to the Employee pursuant to the Agreement based on the new level of commitment from the Employee; provided that for the avoidance of doubt, and notwithstanding anything to the contrary in the Employment Agreement (including Section 4 of this Amendment), such adjusted Bonus and Stretch Bonus will be determined by the Board, and will be based upon the Corporation and the Employee achieving certain performance goals to be established by the Board. For the avoidance of doubt, the Employee, if a member of the Board at such time, may participate in discussion by the Board, but shall be excluded from participating in vote of the Board, related to the Board matters set forth in Section 1, Section 5A(b), Section 5A(c) and Section 5A(d).

6. Covenants of Employee. The Employee covenants and agrees that:

(a) Confidential Information. During the Employment Period and at all times heretofore and thereafter, the Employee shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Corporation and its affiliates, all confidential matters relating to the Corporation’s business or to the Corporation and its affiliates learned by the Employee hereafter directly from the Corporation and its affiliates, including, without limitation, information with respect to (a) operations, (b) sales figures, (c) profit or loss figures and financial data, (d) costs, (e) customers, clients, and customer lists (including, without limitation, credit history, repayment history, financial information and financial statements), and (f) plans (collectively, the “Confidential Information”) and shall not disclose such Confidential Information to anyone outside of the Corporation and its affiliates except (i) in connection with the Employee’s proper performance of his duties and responsibilities hereunder, (ii) to the Employee’s personal advisors for purposes of enforcing or interpreting this Agreement or to a court for purposes of enforcing or interpreting this Agreement and/or (iii) with the Corporation’s written consent. For the purposes of this Agreement, Confidential Information shall not include information which (1) is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Employee, (2) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement, and/or (3) is required to be disclosed by applicable law or regulatory authority. Nothing in this Section 6(a) shall prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation.

(b) Non-Solicitation. During the Employment Period and for a one (1) year period thereafter (the “Restricted Period”), the Employee shall not, without Board Approval, directly or indirectly, knowingly solicit or encourage any employee of the Corporation to leave the employment of the Corporation; provided that, the Employee shall not be precluded from hiring any such employee who (i) initiates discussions regarding such employment without any direct solicitation by the Employee, (ii) responds to any general solicitation made by the Employee or his respective affiliates, in the ordinary course via employment agencies, advertisements and other publications or (iii) has been terminated by the Corporation prior to commencement of employment discussions between the Employee and such employee.

(c) Non-Compete.

(i) During the Employment Period and the Restricted Period, the Employee expressly shall not, directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, franchise, license, receive compensation or benefits from, or participate in the ownership, management, operation, or control of, or be employed or be otherwise connected in any manner with, a Competitive Business (as hereinafter defined); provided, however, that the foregoing shall not prohibit the Employee from acquiring, solely as an investment and through market purchases, securities of any entity which are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded, so long as the Employee is not part of any control group of such entity and such securities, alone or if converted, do not constitute more than ten percent (10%) of the outstanding voting power of that entity. For purposes of this Section 6(c), “Competitive Business” means any enterprise (other than the Corporation and its affiliates) in the business of manufacturing and/or selling coconut-based products, energy drinks or water.

(ii) Employee recognizes that Employee’s services hereunder are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this Agreement by Employee (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of Employee’s services), the Corporation shall, in addition to all other remedies available to it, be entitled to equitable relief by way of an injunction and any other legal or equitable remedies. Anything to the contrary herein notwithstanding, the Corporation may seek such equitable relief in any federal or state court in New York and Employee hereby submits to exclusive jurisdiction in those courts for purposes of this Section (6)(c)(ii). Such exclusive jurisdiction of courts in New York shall not affect a court’s ability to award equitable relief as provided in Section 7(a) of this Agreement.

(d) Records. All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Employee or made available to the Employee by the Corporation concerning the Corporation’s business or the Corporation shall be the Corporation’s property and shall be delivered to the Corporation at any time on request.

(e) Acknowledgment. Employee acknowledges and agrees that the restrictions set forth in this Section 6 are critical and necessary to protect the Corporation’s legitimate business interests (including the protection of its Confidential Information); are reasonably drawn to this end with respect to duration, scope, and otherwise; are not unduly burdensome; are not injurious to the public interest; and are supported by adequate consideration. Employee also acknowledges and agrees that, in the event that Employee breaches any of the provisions in this Section 6, the Corporation shall suffer immediate, irreparable injury and will, therefore, be entitled to injunctive relief, in addition to any other damages to which it may be entitled, as well as the costs and reasonable attorneys’ fees it incurs in enforcing its rights under this Section 6. Employee further acknowledges that (i) any breach or claimed breach of the provisions set forth in this Agreement will not be a defense to enforcement of the restrictions set forth in this Section 6 and (ii) the circumstances of Employee’s termination of employment with Corporation will have no impact on Employee’s obligations under this Section 6.

(f) Cessation of Payments and Benefits Upon Breach. Corporation’s obligations to make any payments or confer any benefit under this Agreement, other than to pay for all compensation and benefits accrued but unpaid up to the date of termination, will automatically and immediately terminate in the event that Employee breaches any of the restrictive covenants in this Section 6; provided (i) that Corporation provides written notice to Employee specifying in reasonable detail the circumstances claimed to provide the basis for such breach without Corporation’s consent of such events and (ii) Employee fails to correct the circumstance set forth in the Corporation’s notice of breach within thirty (30) days of receipt of such notice.

7. Rights and Remedies Upon Breach of Restrictive Covenants. If the Employee breaches any of the provisions of Section 6 (the “Restrictive Covenants”), the Corporation shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or in equity:

(a) The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation.

(b) The right and remedy to require the Employee to account for and pay over to the Corporation all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Employee shall account for and pay over such Benefits to the Corporation.

8. Indemnification. The Employee shall be entitled to the benefits of all provisions of the Certificate of Incorporation (including any amendments thereof) and Bylaws of the Corporation as of the date hereof that govern indemnification of officers or directors of the Corporation (but giving effect to future amendments that broaden or expand any such indemnification and obligations or rights more favorably to the Employee). In addition, without limiting the indemnification provisions of the Certificate of Incorporation (including any amendments thereof) or Bylaws, to the fullest extent permitted by law, the Corporation shall indemnify and save and hold harmless the Employee from and against any and all claims, demands, liabilities, costs and expenses, including judgments, fines or amounts paid on account thereof (whether in settlement or otherwise), and reasonable expenses, including attorneys’ fees actually and reasonably incurred (except only if and to the extent that such amounts shall be finally adjudged to have been caused by the Employee’s willful misconduct or gross negligence, including the willful breach of the provisions of this Agreement) to the extent that the Employee is made a party to or witness in any action, suit or proceeding, or if a claim or liability is asserted against the Employee (whether or not in the right of the Corporation), by reason of the fact that he was or is a director or officer, or acted in such capacity on behalf of the Corporation, or the rendering of services by the Employee pursuant to this Agreement, whether or not the same shall proceed to judgment or be settled or otherwise brought to a conclusion. Without limitation to the foregoing, the Corporation shall advance to the Employee on demand all reasonable expenses incurred by the Employee in connection with the defense or settlement of any such claim, action, suit or proceeding, and the Employee hereby undertakes to repay such amounts if and to the extent that it shall be finally adjudged that the Employee is not entitled to be indemnified by the Corporation under this Agreement or under the provisions of the Certificate of Incorporation or Bylaws of the Corporation as of the date hereof that govern indemnification of officers or directors of the Corporation (but giving effect to future amendments that broaden or expand any such indemnification and obligations or rights more favorably to the Employee). The Employee shall also be entitled to recover any costs of enforcing his rights under this Section 8 (including, without limitation, reasonable attorneys’ fees and disbursements) in the event any amount payable hereunder is not paid within thirty (30) days of written request therefore by the Employee. The Corporation shall, at no cost to the Employee, include the Employee during the Employment Period and for a period of not less than two (2) years thereafter, as an insured under the directors and officers liability insurance policy maintained by the Corporation, unless (despite best efforts of the Corporation) due to some unforeseeable reason it is not possible for the Employee to be so included, in which event the Corporation shall immediately notify the Employee. For the avoidance of doubt, this Section 8 shall not apply with respect to any expenses or losses incurred by the Employee to the extent they do not arise from or relate to the fact the he was or is a director or officer, or acted in such capacity on behalf of the Corporation, or the rendering of services by the Employee pursuant to the Agreement.

9. Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits the Employee from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. Section 1833, notwithstanding anything to the contrary in this Agreement: (i) the Employee shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if the Employee files a lawsuit for retaliation by the Corporation for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney, and may use the trade secret information in the court proceeding, if the Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

10. Compensation Recovery Policy. The Employee acknowledges and agrees that, to the extent the Corporation adopts any claw-back or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, he or she shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).

11. Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Corporation determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

12. Section 409A of the Code.

(a) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Corporation determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Corporation shall work in good faith with the Employee to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Corporation determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 11(d) shall not create an obligation on the part of the Corporation to adopt any such amendment, policy or procedure or take any such other action, nor shall the Corporation have any liability for failing to do so.

(b) Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A and Section 4(d) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

(c) To the extent that any payments or reimbursements provided to the Employee under this Agreement are deemed to constitute compensation to the Employee to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Employee’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

13. Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

14. No Waiver. The Employee’s or the Corporation’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Employee or the Corporation may have hereunder, including, without limitation, the right of the Employee to terminate employment for Good Reason pursuant to Section 4(e) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement

15. Successors; Assignment. This Agreement shall be binding on, and inure to the benefit of, each of the parties and their permitted successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent may be withheld in such party’s sole discretion.

16. Severability; Blue Penciling.

(a) The Employee acknowledges and agrees that (i) the Employee has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

(b) If any court determines that any of the covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

17. Waiver of Breach. The waiver by either the Corporation or the Employee of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Corporation or the Employee.

18. Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)	to the Employee addressed as follows:

At the address last shown on the records of the Corporation

(b)	to the Corporation addressed as follows:

The Vita Coco Company, Inc.

250 Park Avenue South

Seventh Floor

New York, NY 10003

19. Amendment. This Agreement may be amended only by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties thereto (and the Employee’s estate upon the Employee’s death), shall have any rights under or interest in this Agreement or the subject matter hereof.

20. Applicable Law. The provisions of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. Any dispute is to be resolved exclusively in the Courts of the State of New York.

21. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

23. Authority. Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

24. VENUE. THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR STATE COURT SITTING IN NEW YORK CITY, NEW YORK, AND EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IF ANY PARTY HERETO COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE OTHER PARTY HERETO MAY HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

25. Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statement of the terms of the Employee’s employment by the Corporation and may not be contradicted by evidence of any prior or contemporaneous statements or agreements (including, but not limited to, the Original Agreement). To the extent that the practices, policies or procedures of the Corporation, now or in the future, apply to the Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in the Employee’s duties, position, or compensation will not affect the validity or scope of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the Employee and the Corporation have executed this Employment Agreement as of the day and year first above written.

Employee

MICHAEL KIRBAN

Corporation

THE VITA COCO COMPANY, INC.

By:
Title:

[Signature Page to Employment Agreement]

PRIVILEGED AND CONFIDENTIAL

SCHEDULE I

BONUS PAYMENT AGREEMENT

WHEREAS, the Company and certain of its stockholders have determined to pay the Employee additional compensation (the “Bonus Compensation”) in recognition of his efforts in connection with the IPO.

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth below, and other valuable consideration, the sufficiency of which is hereby acknowledged, the Employee, the Company and certain of its stockholders agree as follows:

1. This bonus payment agreement (this “Agreement”) shall be effective if the IPO is consummated on or prior to June 30, 2023, and as of the date of closing of the IPO, replace and supersede in all respects the bonus arrangement described in that certain Action by Unanimous Written Consent of the Board of Directors of All Market Inc., dated as of March 2015 (the “Previous Agreement”). In the event the IPO is not consummated on or prior to June 30, 2023, then this Agreement and the Previous Agreement will terminate automatically on June 30, 2023, and thereafter be null and void.

2. In the event the IPO is consummated on or prior to June 30, 2023, the Company shall pay the Employee a bonus equal to 1.4% of the total cash consideration received by the Company through the sale of the Company’s securities pursuant to the IPO, as of the closing date of the IPO (the “Company IPO Proceeds”).

3. In the event the IPO is consummated on or prior to June 30, 2023, each of the undersigned Stockholders (the “Stockholders”) shall pay the Employee a bonus equal to 1.4% of the total cash consideration received by the Stockholders through the sale by the Stockholders of the Company’s securities pursuant to the IPO, as of the closing date of the IPO (the “Stockholder IPO Proceeds”).

4. The form of payment of the Bonus Compensation shall be (i) in the case of the Bonus Compensation in respect of the Stockholder IPO Proceeds, by cash payable paid by the Stockholders participating in the IPO in an amount equal to 1.4% of the respective Stockholder IPO Proceeds received by the Stockholders (other than the Company) in the IPO; and (ii) in the case of the Bonus Compensation in respect of the Company IPO Proceeds, a number of restricted stock units pursuant to the Company’s 2021 Incentive Award Plan that is equal to the ratio of (x) an amount equal to 1.4% of the Company IPO Proceeds that are received as a result of the sale of the Company’s securities by the Company to (y) the fair market value per share of the Company’s common stock on the date of grant, which will be granted immediately following the effectiveness of the Company’s Form S-8 Registration Statement, which shall one hundred percent (100%) vest on the six (6) month anniversary of the date of grant subject to the Employee’s continued employment with the Company through such vesting date. Cash payments made pursuant to this Agreement shall be made on the closing date of the IPO.

5. The payment of the Bonus Compensation shall be subject to the condition that the Employee is still an officer of the Company at the time the IPO is effectively consummated.

6. This Schedule I hereby replaces and supersedes in all respects any prior agreements and resolutions regarding the payment of any bonus compensation to the Employee based on any IPO or transaction proceeds, including, without limitation, the Previous Agreement. This Schedule I shall be incorporated by reference to the Employee’s Amended and Restated Employment Agreement (the “Employment Agreement”), to which it is attached, and any capitalized terms used herein that is not otherwise defined shall have the same meaning as in the Employment Agreement. To the extent applicable the Bonus Compensation shall be subject to the terms and conditions in the Employment Agreement, including, without limitation, Section 12 therein.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Employee, the Stockholders and the Corporation have executed this Agreement as of _____________, 2021.

Employee

MICHAEL KIRBAN

Corporation

THE VITA COCO COMPANY, INC.

By:
Title:

Stockholders

VERLINVEST BEVERAGES SA

By:
Title:

RW VC S.A.R.L.

By:
Title:

[Signature Page to Schedule I]